SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

             Registration Statement under the Securities Act of 1933

                                PIONEER RAILCORP
             (Exact name of Registrant as specified in its charter)

                                      Iowa
         (State or other jurisdiction of incorporation or organization)

                                   37-1191206
                      (I.R.S. Employer Identification No.)

               1318 S. Johanson Rd, Peoria, IL 61607, 309-697-1400
          (Address, including zip code, and telephone number, including area code, of registrants principal executive offices)


Approximate date of commencement of sale to the public - January 2,  1996

If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [__].

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]





                         CALCULATION OF REGISTRATION FEE

                                         Proposed         Proposed
Title of each class                      maximum          maximum
of securities to be    Amount to be   offering price      aggregate     Amount of
registered             registered        per unit       offering price  registration fee

Class A Common Stock   245,190 Shares     $2.5625*       $628,299.37       $216.65


* Average of high and low trading price reported on Chicago Stock Exchange on December 5, 1995, pursuant to Rule 457(c)




PROSPECTUS

                                PIONEER RAILCORP
                                 245,190 Shares
                                  COMMON STOCK

     This Prospectus relates to the above 245,190 shares of "Class A" Common Stock, par value $.001 per share ("Common Stock") of Pioneer Railcorp (hereinalso the "Company") that may be offered for sale for the account of certain shareholders of the Company as stated herein under the heading "Selling Shareholders" (the "Shares").

     The Common Stock is listed on the Chicago Stock Exchange under the symbol "PRR". On December 5, 1995, the last reported sale price of the Common Stock as reflected on the Exchange was $2.625.

     The Selling Shareholders have advised the Company that sales of the Shares may be made from time to time on the Exchange, through negotiated transactions, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

     No period of time has been fixed within which the Shares may be offered or sold. None of the proceeds from the sale of the Shares will be received by the Company. The Company will pay all expenses with respect to this offering, except for brokerage fees and commissions and transfer taxes for the Selling Shareholders, which will be borne by the Selling Shareholders. In addition, the Company has entered into an agreement as to the amount of proceeds to be realized by one of the Selling Shareholders (See "Plan of Distribution").

     The Shares of Common Stock offered hereby involve certain risks. See "Risk Factors", at page 3 of this Prospectus.

                             ----------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
             THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE
           SECURITIES COMMISSION, NOR HAS THE COMMISSION, OR ANY STATE
           SECURITIES COMMISSION, PASSED UPON THE ACCURACY OR ADEQUACY
             OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                             ----------------------


                The date of this Prospectus is December 6, 1995.



                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., as well as at the following regional offices: 13th. Floor, Seven World Trade Center, New York, New York, and Suite 1400 Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Company's Class A common stock is listed on the Chicago Stock Exchange. Reports, proxy statements and other information concerning the Company can be inspected at such Exchange.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference in this Prospectus the following documents heretofore filed with the Commission:

     The Company's Current Report on Form 8-K dated December 27, 1994, as amended February 24, 1995 and August 23, 1995.

     The Company's Annual Report on Form 10-KSB for the year ended December 31, 1994, as amended August 31, 1995 and September 20, 1995.

     The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995, as amended May 19, 1995, August 31, 1995, September 20, 1995 and
September 22, 1995.

     The Company's Current Report on Form 8-K dated June 30, 1995, as amended August 19, 1995.

     The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1995, as amended August 31, 1995, September 20, 1995, September 22, 1995, and December 5, 1995.

     The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995.

     The Company's Current Report on Form 8-K dated November 22, 1995.

     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the date of filing of such reports and documents.

     The Company hereby undertakes to provide, without charge, to each person to whom a copy of this Prospectus shall have been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits shall have been specifically incorporated by reference into such documents. Requests for such copies should be directed to Investor Relations Dept., Pioneer Railcorp, 1318 S. Johanson Road, Peoria, Illinois 61607, telephone (309) 697-1400.

                            -------------------------

                                   THE COMPANY

     Pioneer Railcorp (the "Company" or the "Registrant") is the issuer of the shares of Class A common stock offered hereby. The principal executive offices of the Company are located at 1318 S. Johanson Road, Peoria, Illinois 61607, and its telephone number is (309) 697-1400.

     Pioneer Railcorp currently operates eleven wholly-owned subsidiaries, eight of which are common carrier railroads, totalling approximately 350 miles of track in seven states (Illinois, Minnesota, Arkansas, Alabama, Mississippi, Tennessee and Michigan). The other three operating subsidiaries include: Pioneer Railroad Equipment Co., Ltd.), which leases railcars, locomotives and other railroad-related equipment to both Pioneer subsidiaries and other railroads or entities requiring railroad equipment; Pioneer Railroad Services, Inc. which provides agency, accounting, marketing and other services, primarily to Pioneer's railroad subsidiaries, and Pioneer Air, Inc., which owns a small aircraft and provides in-house air transportation.


                                  RISK FACTORS

     1. Economic Fluctuations. Demand for railroad service is highly dependent upon the economic condition of the customers. The Registrant's businesses are relatively diversified, in that the subsidiary railroads serve a variety of industrial and agricultural entities, however, a general downturn in economic activity could be expected to result in lower shipping levels, and hence lower revenues.

     2. Competition. The railroad industry is highly competitive between railroads, and with other modes of transportation (trucks, barges, and air freight carriers). Some of the Registrant's competitors are large railroads, trucking companies and others with considerably greater resources than the Registrant. The Company, therefore, has a limited ability to adjust prices for its services.

     3. Contract Commitments. Some of the Registrant's subsidiaries have entered into long-term leases which limit their ability to raise prices to some inflation-based index. The Registrant believes it is in its best interest to obtain long-term leases on those properties which it leases, and believes that such long-term arrangements are preferable to re-negotiating short-term leases because it permits the Company to make long-term plans and investments in the leased property.

     4. Dependence on Connections. Small railroads (such as comprise the bulk of the Registrant's businesses), have little or no traffic which does not interchange with other railroads. The Registrant's business, therefore, is materially dependent upon the rates and service provided by various connecting railroads.

     5. Regulation. The Railroad industry is subject to regulation as to entry, exit, operations, safety, finance, and other aspects of the business, through the rules and regulations of the Interstate Commerce Commission, the Federal Railroad Administration and other federal and state agencies. A number of proposals are currently pending in Congress to reshape railroad regulations, which may result in more or less regulatory oversight.

     6. Need for Debt. Railroad operations are capital intensive and, in order to grow, the Registrant will likely need additional debt financing. Such debt payments would have to be made before any funds would be available to pay dividends on the Common Stock, and the loan agreements covering such debt may contain covenants restricting the Registrant's ability to declare common stock dividends.

     7. Dependence on key personnel. The Company's continued success is dependent upon the current officers, and other key management personnel. The Company currently does not have any "key man" insurance, and the death, disability or termination of employment of one or more of the key management personnel could be expected to result in a temporary disruption of that individual's function.

     8. Railcar Supply. On an industry-wide basis, many types of railcars are in short supply, either chronically or seasonally. The Registrant has acquired, through purchase or lease, a fleet of railcars which handles a substantial portion of its outbound loads, however, this fleet must be augmented, in some instances, by cars provided by other railroads. The Company is also largely dependent upon other railroads for railcars used for inbound loads.

     9. Customers. Some of the Registrant's subsidiaries are dependent upon a few customers for a substantial portion of their business. However, it is unlikely that the loss of any one customer would have a material adverse effect on the Registrant's consolidated financial statements.

     10. Maintenance. Railroad facilities require constant maintenance in order to remain operational. The Company has a limited ability to defer maintenance expenses, without compromising the Company's operations.

     11. Environmental Compliance. The Company is subject to a variety of environmental laws and regulations governing discharges to air and water, the handling, storage, and transportation of hazardous materials, and so forth. Although the Company believes it is in material compliance with such laws and regulations, the Company's railroads handle hazardous materials, and a major derailment involving hazardous materials could have a material adverse impact on the Company.

     12. Labor Relations. A labor union represents the hourly employees on one of the Company's eight subsidiary railroads. The Company is currently negotiating a contract for those employees, and believes that it will likely reach a multi-year agreement. There can be no assurance, however, that a work stoppage will not occur in the future in connection with contract negotiations or otherwise, on this or one or more other railroads.

     8. Market Liquidity. The Registrant's stock is traded on the Chicago Stock Exchange ("CHX"), however, as a small company, with relatively few shares being traded on any given day, holders of a substantial number of shares may not be able to liquidate their entire position in a single trading session. Therefore, substantial investment in the Registrant's shares may not be appropriate for those who require their investments to be immediately convertible to cash. Between July 3, 1995 and November 24, 1995, the average weekly trading volume on the CHX was approximately 1600 shares.

     9. Dividends. The Company's Common Stock has never paid a cash dividend, and, for the foreseeable future the Board of Directors intends to continue to reinvest all or most of the Company's earnings in the business. While at some point in the future, the Board of Directors may declare a cash dividend, there is no assurance that a cash dividend will ever be declared. Therefore, purchase of the Stock by persons who need current cash income from their investments may not be a prudent decision.


                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Stock offered herein. All proceeds will go to the Selling Shareholders.


                         DETERMINATION OF OFFERING PRICE

     The offering price may be the prevailing market price of the Commons Stock on the Chicago Stock Exchange at the time of sale, or a price related to the prevailing market price, or may be a negotiated price.


                                    DILUTION

     All of the shares participating in this offering are previously issued and existing Common Stock of the Company. Therefore, this offering will not result in any dilution.


                              SELLING SHAREHOLDERS

     The following table sets forth information regarding ownership of the Common Stock as of December 5, 1995 by the selling shareholders:

                        Shares Beneficially     Shares Beneficially
                      Owned Prior to Offering   Owned After Offering
Name                     Number    Percent       Number     Percent

R. Franklin Unger,
Trustee (1)              76,190      1.7%          0           .0

Walter E. Barenfanger    57,500      1.3%          0           .0

Charles Barenfanger, Jr. 57,500      1.3%          0           .0

Fricks Aircraft Sales    54,000      1.2%          0           .0

TOTAL                   245,190      5.5%          0           .0


(1) Mr. Unger is the Trustee of the Southwestern Michigan Railroad Company, Inc., d/b/a Kalamazoo, Lakeshore & Chicago Railroad.



                              PLAN OF DISTRIBUTION

     The Company has been advised that the Selling Shareholders may sell the Shares from time to time in transactions on the Chicago Stock Exchange, through negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Some of the Shares will be distributed "in-kind" to the creditors of the Southwestern Michigan Railroad Company, Inc., d/b/a Kalamazoo, Lakeshore & Chicago Railroad ("KLS&C"), in accordance with the orders of the United States Bankruptcy Court for the Western District of Michigan.

     Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealer may act as agent (which compensation as to a particular broker-dealer amy be more or less than the customary commissions). No period of time has been fixed within which the Shares may be offered or sold.

     The Company will not receive any part of the proceeds of any sales of Shares pursuant to this Prospectus. The Company will pay the costs of this offering, including filing fees, printing costs, and legal and accounting fees. The brokerage commissions and fees (and any transfer taxes) on these sales will be paid entirely by the Selling Shareholders.

     In addition, the Registrant has contractually agreed with Mr. Unger that if the sale and/or distribution of his Shares do not result in a net benefit to the Estate of the KLS&C of at least $160,000 (either in cash or satisfaction of claims), the Company will make up the deficiency to the Estate in cash. There are certain conditions, including the timing and manner of sale of the Shares, which Mr. Unger must comply with in order to qualify for any such payment from the Company. The Registrant believes that it is extremely unlikely that this obligation will result in a material liability to the Company.


                           DESCRIPTION OF COMMON STOCK

     The following information is a summary of the material terms and rights of the common stock of the Company. The summary does not purport to be complete. Reference is made to the Company's Articles of Incorporation, which are an exhibit to the Registration Statement of which this Prospectus constitutes a part, and to the By-Laws (copies of which are available on request), for more complete statements. The following statements are qualified in their entirety by such references:

     Authorized and Outstanding Stock: The Company has 20,000,000 authorized shares of Class A Common Stock, with a par value of $.001 per share. On December 5, 1995, 4,463,558 shares were issued and outstanding. On July 1, 1995 the Company had a 2 for 1 stock split, payable to stockholders of record June 30, 1995, after the split, the Company had 4,196,084 shares issued and outstanding. Since July 1, 1995, 256,190 shares have been issued through private placements. In addition the Company issued 4,196,084 Warrants on July 1, 1995, which Holders may exercise to buy a like number of Class A common shares at a price of $2.00 per shares. As of the close of business November 27, 1995, 11,284 Shares have been purchased through the exercise of the Warrants. The Warrant Shares are restricted as to resale for a period of one year. The Company is also authorized to issue up to 2,000,000 shares of Class B Common Stock. As of the date of this Prospectus, none of these shares have ever been issued and the Company has no immediate plans to issue any such shares.

     The Class A Common Stock is nonassessable and is listed on the Chicago Stock Exchange.

     Options: The Company has 836,000 options outstanding for the purchase of Class A Common Stock. These options were granted to officers, directors and employees of the Company, pursuant to an incentive stock option plan. The number of options and their respective exercise prices are as follows:

          No. of Options       Exercise Price Per Share

             473,000                   $1.50
             165,000                    1.65
              44,000                    2.38
              11,000                    2.69
             121,000                    3.56
              22,000                    3.92

None of these options have been exercised as of the date of this Prospectus, nor have the option shares been registered for resale as of the date of this Prospectus. The Registrant anticipates that the Option Shares will be registered within the next few months.


     Voting Rights: Each holder of the Class A common stock of the Company, including holders of the Warrant Shares, is/will be entitled to one vote for each share held. The Board of Directors has five members, all of whom are elected for one year terms at each Annual Meeting. In general, the presence of a majority of the outstanding shares of Class A common stock will constitute a quorum at a meeting of shareholders; and the affirmative vote of the majority of the shares present shall be the act of the shareholders. Cumulative voting is not permitted. Class B shares, if any are ever issued, will not have voting rights, except as required by law. Warrant Holders and Option Holders are not entitled to vote on any issue.

     The Company is incorporated under the Iowa Business Corporation Act, and the rights of shareholders are subject to and shall be construed in accordance with that Act, and any other applicable laws of the State of Iowa.


     Dividend Rights: Each share of Class A common stock (including any Warrant Shares) is entitled to dividends equally, as declared by the Board of Directors, out of any funds available for that purpose. To date, no cash dividends have been paid by the Company, and the Board of Directors intends, for the foreseeable future, to continue to reinvest all or most of the Company's earnings in the business. The Board may, at some future date, declare a cash dividend to shareholders, but there is no guarantee as to when, or if, that will occur. Class B stock, if ever issued, will have an equal right to dividends with the Class A stock. Warrant Holders and Option Holders are not entitled to share in any dividends.

     Liquidation Rights: In liquidation, the Class A common stockholders will be entitled to a pro rata distribution of all assets remaining (if any) after the satisfaction of all just debts and liabilities of the Company. Class B stock, if ever issued, will have an equal right to liquidation distributions with the Class A stock. Neither Warrant Holders nor Option Holders have any rights upon liquidation.

     Warrant Holders Rights upon Merger or Sale: In the event that the Company effects a consolidation with or merger with or into another entity (which is not an "affiliate" of the Company, as such term is defined in the General Rules and Regulations promulgated under the Securities Act of 1933) or a sale, transfer or lease to another entity (which is not an affiliate of the Company) of all or substantially all the property or assets of the Company), or any other business combination resulting in a distribution on, or conversion or exchange of or for the outstanding Common Stock, the Warrant Holders have certain rights to elect to receive the benefit of such transaction (as if they were shareholders), less the exercise price of the Warrant, if they so elect within thirty (30) days of the notice of such transaction. A more complete statement of the rights of Warrant Holders is contained in the Registrant's Form S-3, effective September 29, 1995, a copy of which is available on request

     Preemptive Rights: Holders of the Class A common stock do not have any preemptive rights.

     Transfer Agent: The Transfer Agent for the Class A common stock is the Company.

     Costs: At present, there are no service charges for transfer of the Company's stock, or issuance or registration of Certificates. All costs of administration are paid by the Company. However, the Company reserves the right at any time to charge a reasonable service fee for such services. Should the Company determine to charge such fees, Shareholders will be notified ninety days prior to their effective date.

     Certificates for Shares: Shares of common stock are represented by certificates, issuable only in registered form, which will be mailed to the Holder of record at the address specified on the Assignment Form on the reverse of the Certificate, or an accompanying Stock Power Form (If that is used to document the transfer). The stockholder shall have the responsibility for safekeeping the certificate. Stockholders whose holdings are in the name of a broker or other nominee shareholder of record must obtain certificates from their brokers or other nominee shareholders of record, if they decide to hold the stock in certificate form. Until the transfer of the certificate is registered on the books of the Transfer Agent, the Company may treat the registered shareholder as the absolute owner thereof for any purpose and as the person entitled to exercise the rights of a shareholder, any notice to the contrary notwithstanding.


     Communications: All communications concerning the Stock should be directed to the Transfer Agent as follows:

     Transfer Agent, Investor Relations
     Pioneer Railcorp
     1318 S. Johanson Road
     Peoria, Illinois  61607
     Telephone:  (309) 697-1400
     Fax:  (309)  697-1677



                                TAX CONSEQUENCES

     Selling Shareholders who are U.S. residents may be taxed upon the sale of their Shares, based upon the difference between the sale price of the Shares and their basis in the Shares.

     The foregoing is a general statement of U.S. Federal income tax consequences only. Each Stockholder should consult his or her own tax advisor as to the specific application of the tax rules governing the Stock as they relate to such Holder. The records of purchase, sale, and/or transfer of the Stock should be retained for this purpose.


                                     EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-KSB (as amended) for the year ended December 31, 1994, have been so incorporated in reliance on the report of McGladrey & Pullen, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1993, have been so incorporated in reliance on the report of Pasquale & Bowers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The validity of the Common Stock offered hereby has been passed upon for the Company by Daniel A. LaKemper, Esq., General Counsel of the Company.

                                 INDEMNIFICATION

     Article XII of the Company's By-Laws contains provisions, pursuant to
Section 490.851 of the Iowa Business Corporation Act, authorizing indemnification of reasonable expenses incurred by any officer, director, employee or agent of the corporation, or any individual serving at the request of the corporation as an officer, director, employee or agent of any other entity, who is, was, or is threatened to be made a party to any legal proceeding (other than an action by or in the right of the corporation) brought by reason of the fact that the individual is or was an officer, director, employee or agent, if (a) the individual acted in good faith; (b) the individual reasonably believed their conduct was in the best interest of the corporation, or at least not opposed to the best interests of the corporation; and (c) in the case of a criminal proceeding, the individual had no reasonable cause to believe the conduct was unlawful.

     The By-Law also provides that the corporation may indemnify any person who was, is, or is threatened to be made a party to an action by or in the right of the corporation, under the same conditions, provided the individual is not adjudged liable to the corporation.

     The Company is also subject to Section 490.852 of the Iowa Business Corporation Act, which mandates indemnification to "a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding."

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

             -------------------------------------------------------

              [the remainder of this page intentionally left blank]




     No person has been authorized to give any information or to make any representation other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell or solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale hereunder, under any circumstances, shall create any implication that there has been no change in the affairs of the Company or its subsidiaries since the date hereof or that the information herein is correct as of any time since its date.


                   TABLE OF CONTENTS

                                                     Page

AVAILABLE INFORMATION.................................2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......2
THE COMPANY...........................................3
RISK FACTORS..........................................3
USE OF PROCEEDS.......................................5
DETERMINATION OF OFFERING PRICE.......................5
DILUTION..............................................5
SELLING SECURITY HOLDERS..............................6
PLAN OF DISTRIBUTION..................................6
DESCRIPTION OF COMMON STOCK...........................7
     Authorized and Outstanding Stock.................7
     Options..........................................7
     Voting Rights....................................8
     Dividend Rights..................................8
     Liquidation Rights...............................8
     Warrant Holders Rights upon Merger or Sale.......9
     Preemptive Rights................................9
     Transfer Agent...................................9
     Costs............................................9
     Certificates for Shares..........................9
     Communications..................................10
TAX CONSEQUENCES.....................................10
EXPERTS..............................................10
INDEMNIFICATION......................................11



Item 14.  Expenses.

     The Registrant estimates that total fees and expenses incurred in connection with this offering will be approximately $5,250. This includes Securities & Exchange Commission Fees ($216.65); Accounting expenses (estimated at $4,000.); Postage and Printing costs (estimated at $500.) and legal and miscellaneous expenses (estimated at approximately $500.). All of these expenses will be paid by the Company. No underwriting fees will be paid in connection with this offering. Any commissions or brokerage fees will be paid by the Selling Shareholders directly to their brokers.



Item 15.  Indemnification.

     Article XII of the Company's By-Laws contains provisions, pursuant to
Section 490.851 of the Iowa Business Corporation Act, authorizing indemnification of reasonable expenses incurred by any officer, director, employee or agent of the corporation, or any individual serving at the request of the corporation as an officer, director, employee or agent of any other entity, who is, was, or is threatened to be made a party to any legal proceeding (other than an action by or in the right of the corporation) brought by reason of the fact that the individual is or was an officer, director, employee or agent, if (a) the individual acted in good faith; (b) the individual reasonably believed their conduct was in the best interest of the corporation, or at least not opposed to the best interests of the corporation; and (c) in the case of a criminal proceeding, the individual had no reasonable cause to believe the conduct was unlawful.

     The By-Law also provides that the corporation may indemnify any person who was, is, or is threatened to be made a party to an action by or in the right of the corporation, under the same conditions, provided the individual is not adjudged liable to the corporation.

     The Company is also subject to Section 490.852 of the Iowa Business Corporation Act, which mandates indemnification to "a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding.



Item  16.  Exhibits.

     Exhibit 1: Articles of Incorporation of Pioneer Railcorp, as amended and in force September 30, 1995.

     Exhibit 2: Opinion regarding legality.

     Exhibit 3: Consent of McGladrey & Pullen, LLP, Certified Public Accountants and Consultants.

     Exhibit 4: Consent of Pasquale & Bowers, Certified Public Accountants.

     Exhibit 5: Consent of Daniel A. LaKemper, Attorney at Law.



Item 17.  Undertaking.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required to by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to who the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

              ----------------------------------------------------


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                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Peoria, State of Illinois, on December 6, 1995.



                                    PIONEER RAILCORP
                                    (Registrant)



                                    By:/s/ Guy L. Brenkman
                                       Guy L. Brenkman, Chairman and
                                       Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ J. Michael Carr                /s/ Orvel L. Cox
J. Michael Carr, Director and      Orvel L. Cox, Director
Chief Financial Officer


Dated: December 6, 1995            Dated: December 6, 1995




December 6, 1995

Securities & Exchange Commission
Filing Desk
450 5th. St., N.W.
Washington, D.C.  20549


                               DELAYING AMENDMENT

                                  FOR FORM S-3
                                       NO.
                             DATED DECEMBER 6, 1995

     This Registration Statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933.

                                   PIONEER RAILCORP
                                   (Registrant)


By:/s/ J. Michael Carr          By:/s/ Daniel A. LaKemper
   J. Michael Carr,                Daniel A. LaKemper,
   Chief Financial Officer         Secretary and General Counsel